FORM 8-A

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                          ------------------------

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                  PURSUANT TO SECTION 12(b) OR (g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                           ROHN Industries, Inc.
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           (Exact name of registrant as specified in its charter)

                Delaware                                     36-3060977
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(State of incorporation or organization)                  (I.R.S. Employer
                                                         Identification No.)


 6718 West Plank Road, Peoria, Illinois                         61604
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(Address of principal executive offices)                     (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

None.

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing to General Instruction A.(c), check the following box. |_|

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |X|

Securities to be registered pursuant to Section 12(g) of the Act:

                        Common Stock, par value $.01
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                              (Title of Class)


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Item 1.   Description of Securities to be Registered.
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          This  registration  statement  relates to the registration of the common stock, $.01 par value (the "Common Stock"), of ROHN Industries, Inc., a Delaware corporation ("ROHN") pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"). The Common Stock was previously registered pursuant to Section 12(b) of the Exchange Act which registration was withdrawn pursuant to an order of the Securities and Exchange Commission on September 3, 1998.

          ROHN's authorized capital stock consists of 60 million shares of Common Stock, 52,735,407 of which were outstanding as of March 24, 2000. All shares of Common Stock currently outstanding are validly issued, fully paid and non-assessable. Holders of the Common Stock are entitled to receive dividends, if, as and when declared by ROHN's board of directors. The holder of Common Stock is entitled one vote per share at meetings of shareholders. In the event of ROHN's voluntary or involuntary liquidation, dissolution or winding-up, ROHN's assets available for distribution would be distributed pro rata to the holders of the Common Stock. Holders of Common Stock have no conversion, subscription or pre-emptive rights.


Item 2.   Exhibits.
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            NUMBER            DESCRIPTION
            ------            -----------

              2.1 Plan of Reorganization (incorporated herein by reference to Exhibit A to ROHN's Form 10-Q for the quarter ended March 31, 1989).

              3.1 Amended and restated Certificate of Incorporation of ROHN dated December 31, 1997 (incorporated herein by reference to Exhibit A to ROHN's Current Report on Form 8-K filed on December 19, 1997).

              3.2       Amended and Restated By-laws of ROHN (adopted March
                        10, 2000).

                                 SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, ROHN Industries, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                    ROHN INDUSTRIES, INC.


                                    By: /s/ Brian B. Pemberton
                                       ------------------------------------
                                        Brian B. Pemberton
                                        Chief Executive Officer,
                                        President and Secretary


Date:  March 28, 2000